Charter Announces First Quarter 2025 Results

Stamford, Connecticut - April 25, 2025 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”), which operates the Spectrum brand, today reported financial and operating results for the three months ended March 31, 2025.

•First quarter total Internet customers decreased by 60,000. As of March 31, 2025, Charter served 30.0 million Internet customers.

•First quarter total mobile lines increased by 514,000. As of March 31, 2025, Charter served 10.4 million mobile lines.

•As of March 31, 2025, Charter had a total of 31.4 million customer relationships, excluding mobile-only relationships.

•First quarter revenue of $13.7 billion grew by 0.4% year-over-year, driven by residential mobile service revenue growth of 33.5%, residential Internet revenue growth of 1.8% and other revenue growth of 13.4%.

•Net income attributable to Charter shareholders totaled $1.2 billion in the first quarter.

•First quarter Adjusted EBITDA1 of $5.8 billion grew by 4.8% year-over-year.

•First quarter capital expenditures totaled $2.4 billion and included $878 million of line extensions.

•First quarter net cash flows from operating activities totaled $4.2 billion, compared to $3.2 billion in the prior year.

•First quarter free cash flow1 of $1.6 billion increased from $358 million in the prior year, primarily due to lower capital expenditures, higher Adjusted EBITDA and lower cash paid for interest.

•During the first quarter, Charter purchased 2.1 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $751 million.

“We continue to execute on our long-held strategy of delivering the best network and products, at the best value, combined with unmatched service,” said Chris Winfrey, President and CEO of Charter. “That strategy is working, as evidenced by our first quarter results. We remain on track to deliver customer, EBITDA and robust free cash flow results for many years to come, driving outstanding shareholder value.”

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2025 (c)	March 31, 2024 (c)	Y/Y Change
Footprint
Estimated Passings (d)	57,167	55,687	2.7%
Customer Relationships (e)
Residential	29,160	29,797	(2.1)%
Small Business*	2,209	2,219	(0.4)%
Total Customer Relationships	31,369	32,016	(2.0)%
Residential	(98)	(107)	9
Small Business*	(6)	(3)	(3)
Total Customer Relationships Quarterly Net Additions	(104)	(110)	6

Total Customer Relationship Penetration of Estimated Passings (f)	54.9%	57.5%	(2.6) ppts
Monthly Residential Revenue per Residential Customer (g)	$123.06	$120.48	2.1%
Monthly Small Business Revenue per Small Business Customer* (h)	$163.68	$163.44	0.1%
Residential Customer Relationships Penetration
One Product Penetration (i)	47.6%	47.3%	0.3 ppts
Two Product Penetration (i)	34.3%	33.0%	1.3 ppts
Three or More Product Penetration (i)	18.1%	19.7%	(1.6) ppts
% Residential Non-Video Customer Relationships	58.3%	56.0%	2.3 ppts
Internet
Residential	27,979	28,472	(1.7)%
Small Business*	2,041	2,044	(0.1)%
Total Internet Customers	30,020	30,516	(1.6)%
Residential	(55)	(72)	17
Small Business*	(5)	—	(5)
Total Internet Quarterly Net Additions	(60)	(72)	12
Video
Residential	12,160	13,111	(7.3)%
Small Business*	551	606	(9.0)%
Total Video Customers	12,711	13,717	(7.3)%
Residential	(167)	(392)	225
Small Business*	(14)	(13)	(1)
Total Video Quarterly Net Additions	(181)	(405)	224
Mobile Lines (j)
Residential	10,063	7,992	25.9%
Small Business*	334	260	28.7%
Total Mobile Lines	10,397	8,252	26.0%
Residential	495	473	22
Small Business*	19	13	6
Total Mobile Lines Quarterly Net Additions	514	486	28
Voice
Residential	5,372	6,438	(16.6)%
Small Business*	1,234	1,288	(4.2)%
Total Voice Customers	6,606	7,726	(14.5)%

Residential	(264)	(274)	10
Small Business*	(14)	(5)	(9)
Total Voice Quarterly Net Additions	(278)	(279)	1
Mid-Market & Large Business* (k)
Mid-Market & Large Business Primary Service Units ("PSUs")*	324	308	5.4%
Mid-Market & Large Business Quarterly Net Additions*	5	5	—
* In connection with the launch of our Spectrum Business brand, the previously reported "Small and Medium Business ("SMB")" and "Enterprise" line items have been renamed to "Small Business" and "Mid-Market & Large Business," respectively. The new terminology did not result in any changes to previously reported customer data.

In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 7 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

In September 2024, Spectrum launched a new brand platform, Life Unlimited, which emphasizes the power of Spectrum’s advanced network and cutting-edge connectivity products and services to create opportunities and remove barriers to help customers live their best lives. As part of its new brand platform, Spectrum launched a new and simplified pricing and packaging strategy that better utilizes its seamless connectivity and entertainment products to offer lower promotional and persistent bundled pricing to drive growth. Additionally, Spectrum announced new customer commitments focused on reliable connectivity, transparency, exceptional service and a focus on always improving.

First quarter total Internet customers decreased by 60,000, including approximately 9,000 customer disconnects related to the wildfires in California in January, compared to a decline of 72,000 during the first quarter of 2024. Spectrum Internet® delivers the fastest Internet speeds1 in the nation. Spectrum is evolving its connectivity network to offer symmetrical and multi-gigabit Internet speeds across its entire footprint and has launched symmetrical Internet service in eight markets. In January 2025, Spectrum launched 2x1 Gbps service in two markets. In the coming months, Spectrum will launch 2x1 Gbps service in additional markets. Unlike competitors, Spectrum upgrades its network to serve all of its passings and can do so at a much lower cost. Spectrum Advanced WiFi provides customers an optimized home network while providing greater control of connected devices with enhanced security and privacy.

Total video customers decreased by 181,000 in the first quarter of 2025, compared to a decline of 405,000 in the first quarter of 2024, with the improvement driven by new and simplified pricing and packaging launched in September 2024. As of March 31, 2025, Charter had 12.7 million total video customers. Spectrum TV Select video customers now receive up to approximately $70 per month (soon to be approximately $80 per month) of programmers' streaming application retail value at no extra cost, including the ad-supported versions of Max, Disney+, ESPN+, Paramount+, Peacock, AMC+, ViX, Tennis Channel Plus, Discovery+ and BET+. This programmer streaming application inclusion is part of Charter's broader video evolution strategy to provide flexible packages with enhanced value, whether through full packages with seamless entertainment, smaller video packages or a suite of a-la-carte programmer application options for broadband customers.

During the first quarter of 2025, Charter added 514,000 total mobile lines, compared to growth of 486,000 during the first quarter of 2024. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and offers the fastest overall speeds,2 with plans that include 5G access, do not require contracts and include taxes and fees in the price. In March 2025, Spectrum Mobile launched satellite-based services through a collaboration with Skylo, a non-terrestrial network service provider. Spectrum Mobile is central to Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

During the first quarter of 2025, total wireline voice customers declined by 278,000, compared to a decline of 279,000 in the first quarter of 2024. As of March 31, 2025, Charter had 6.6 million total wireline voice customers.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the first quarter of 2025, Charter activated 89,000 subsidized rural passings. Within Charter's subsidized rural footprint, total customer relationships increased by 39,000 in the first quarter of 2025.

1.Based on Broadband Download Speed among the top 5 national providers in Opensignal USA: Fixed Broadband Experience Report — National View, May 2024. Based on Opensignal independent analysis of mean download speed. © 2025 Opensignal Limited.
2.Based on analysis by Spectrum of Ookla® Speedtest Intelligence® data for overall Mobile WiFi and Cellular performance for Q3-Q4 2024 in Spectrum’s cable footprint. Ookla trademarks used under license and reprinted with permission.

First Quarter Financial Results
(in millions)

	Three Months Ended March 31,
	2025	2024	% Change
Revenues:
Internet	$5,930	$5,826	1.8%
Video	3,580	3,908	(8.4)%
Mobile service	914	685	33.5%
Voice	356	374	(5.0)%
Residential revenue	10,780	10,793	(0.1)%
Small business[1]	1,086	1,088	(0.2)%
Mid-market & large business[1]	736	708	3.9%
Commercial revenue	1,822	1,796	1.4%
Advertising sales	340	391	(12.9)%
Other	793	699	13.4%
Total Revenues	$13,735	$13,679	0.4%

Net income attributable to Charter shareholders	$1,217	$1,106	10.0%
Net income attributable to Charter shareholders margin	8.9%	8.1%

Adjusted EBITDA[2]	$5,763	$5,497	4.8%
Adjusted EBITDA margin	42.0%	40.2%

Capital expenditures	$2,399	$2,791	(14.1)%

Net cash flows from operating activities	$4,236	$3,212	31.9%
Free cash flow[2]	$1,564	$358	336.9%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

1.In connection with the launch of our Spectrum Business brand, the previously reported "SMB" and "Enterprise" line items have been renamed to "Small Business" and "Mid-Market & Large Business," respectively. The new terminology did not result in any changes to previously reported revenue data.
2.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenues

First quarter revenue increased by 0.4% year-over-year to $13.7 billion, driven by growth in residential mobile service, residential Internet and other revenues, partly offset by lower residential video and advertising sales revenues.

Residential revenue totaled $10.8 billion in the first quarter, a decrease of 0.1% year-over-year.

First quarter 2025 monthly residential revenue per residential customer totaled $123.06, an increase of 2.1% compared to the prior year period. The growth was driven by promotional rate step-ups, rate adjustments and the growth of Spectrum Mobile, partly offset by a lower mix of video customer relationships, a higher mix of lower priced video packages within Charter's video customer base and $47 million of costs allocated to programmer streaming applications and netted within video revenue.

Internet revenue grew by 1.8% year-over-year to $5.9 billion, driven by promotional rate step-ups, rate adjustments and less unfavorable bundled revenue allocation year-over-year, partly offset by a decline in Internet customers year-over-year.

Video revenue totaled $3.6 billion in the first quarter, a decrease of 8.4% compared to the prior year period, driven by a decline in video customers during the last year, a higher mix of lower priced video packages within Charter's video customer base, $47 million of costs allocated to programmer streaming applications and netted within video revenue and more unfavorable bundled revenue allocation year-over-

year, partly offset by promotional rate step-ups and video rate adjustments that pass through programmer rate increases.

First quarter mobile service revenue totaled $914 million, an increase of 33.5% year-over-year, driven by mobile line growth and mobile service revenue per line growth.

Voice revenue decreased by 5.0% year-over-year to $356 million, driven by a decline in wireline voice customers, partly offset by voice rate adjustments.

Commercial revenue increased by 1.4% year-over-year to $1.8 billion, driven by mid-market and large business growth of 3.9% year-over-year, partly offset by a decline in small business revenue of 0.2%.1 Mid-market and large business revenue excluding wholesale increased by 4.4% year-over-year, mostly reflecting PSU growth. The year-over-year decrease in first quarter 2025 small business revenue was driven by a decline in small business customer relationships year-over-year, partly offset by higher monthly small business revenue per small business customer.

First quarter advertising sales revenue of $340 million decreased by 12.9% compared to the year-ago quarter, primarily driven by lower political revenue. Excluding political revenue in both periods, advertising sales revenue decreased by 5.1% year-over-year due to a more challenged local and national advertising market.

Other revenue totaled $793 million in the first quarter, an increase of 13.4% compared to the first quarter of 2024, primarily driven by higher mobile device sales.

Operating Costs and Expenses2

First quarter programming costs decreased by $268 million, or 10.4% as compared to the first quarter of 2024, reflecting fewer video customers, a higher mix of lower cost packages within Charter's video customer base and $47 million of costs allocated to programmer streaming applications and netted within video revenue, partly offset by contractual programming rate increases and renewals. First quarter 2025 programming costs include $12 million of favorable adjustments compared to $28 million of favorable adjustments in the prior year period.

Other costs of revenue increased by $126 million, or 8.7% year-over-year, primarily driven by higher mobile device sales and mobile service direct costs.

Field and technology operations decreased by $8 million, or 0.7% year-over-year.

Customer operations decreased by $38 million, or 4.5% year-over-year, primarily due to lower labor costs, given an increasingly efficient service infrastructure.

Marketing and residential sales expenses increased by $68 million, or 7.7% year-over-year, given Spectrum's continued focus on driving growth and the launch of its new brand platform, Life Unlimited.

Other expenses decreased by $90 million, or 7.8% as compared to the first quarter of 2024, mostly driven by one-time benefits of $75 million.

1.In connection with the launch of our Spectrum Business brand, the previously reported "SMB" and "Enterprise" line items have been renamed to "Small Business" and "Mid-Market & Large Business," respectively. The new terminology did not result in any changes to previously reported revenue data.
2.Certain expense reclassifications were also made to reflect changes in how we manage our business in connection with the launch of our Spectrum Business brand in 2025. The reclassifications did not result in any changes to total operating expenses or Adjusted EBITDA for any period presented. See the 1Q25 Trending Schedule at ir.charter.com for more information.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.2 billion in the first quarter of 2025, compared to $1.1 billion in the first quarter of 2024, due to higher Adjusted EBITDA and lower interest expense, partly offset by an increase in other operating expenses due to a non-strategic asset impairment charge this quarter versus a gain on sale of assets in the first quarter of 2024.

Net income per basic common share attributable to Charter shareholders totaled $8.59 in the first quarter of 2025 compared to $7.66 during the same period last year. The increase was primarily the result of the factors described above in addition to a 2.0% decrease in basic weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

First quarter Adjusted EBITDA of $5.8 billion grew by 4.8% year-over-year, reflecting growth in revenue of 0.4% and a decline in operating expenses of 2.6%.

Capital Expenditures

Capital expenditures totaled $2.4 billion in the first quarter of 2025, a decrease of $392 million compared to the first quarter of 2024, driven by timing of CPE, upgrade/rebuild (primarily network evolution) and line extensions.

Charter continues to expect full year 2025 capital expenditures to total approximately $12 billion, including line extensions capital expenditures of approximately $4.2 billion and network evolution spend of approximately $1.5 billion. The actual amount of capital expenditures in 2025 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

During the first quarter of 2025, net cash flows from operating activities totaled $4.2 billion, an increase from $3.2 billion in the prior year. The year-over-year increase was primarily due to higher Adjusted EBITDA, lower cash paid for interest and a less unfavorable change in working capital.

Free cash flow in the first quarter of 2025 totaled $1.6 billion, an increase of $1.2 billion compared to the first quarter of 2024. The year-over-year increase in free cash flow was primarily driven by higher net cash flows from operating activities and lower capital expenditures, partly offset by a more unfavorable change in accrued expenses related to capital expenditures.

Liquidity & Financing

As of March 31, 2025, total principal amount of debt was $93.6 billion and Charter's credit facilities provided approximately $6.4 billion of additional liquidity in excess of Charter's $796 million cash position.

Share Repurchases

During the three months ended March 31, 2025, Charter purchased 2.1 million shares of Charter Class A common stock and Charter Holdings common units for $751 million.

Webcast

Charter will host a webcast on Friday, April 25, 2025 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2025, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $366 million and $371 million for the three months ended March 31, 2025 and 2024, respectively.

About Charter
Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator with services available to more than 57 million homes and businesses in 41 states through its Spectrum brand. Over an advanced communications network, supported by a 100% US-based workforce, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, mobile, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•the ability to hire and retain key personnel;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions;
•our ability to satisfy the conditions to consummate the Liberty Broadband combination and/or to consummate the Liberty Broadband combination in a timely manner or at all;
•the risks related to us being restricted in the operation of our business while the Liberty Broadband merger agreement is in effect; and

•other risks related to the Liberty Broadband combination as described in the definitive joint proxy statement/prospectus with respect to the combination, filed by Charter on January 22, 2025, including the sections entitled “Risk Factors” and “Where You Can Find More Information” included therein.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,		Last Twelve Months Ended March 31,
	2025	2024	2025	2024
Net income attributable to Charter shareholders	$1,217	$1,106	$5,194	$4,642
Plus: Net income attributable to noncontrolling interest	192	174	788	716
Interest expense, net	1,241	1,316	5,154	5,239
Income tax expense	445	446	1,648	1,665
Depreciation and amortization	2,181	2,190	8,664	8,680
Stock compensation expense	222	214	659	698
Other, net	265	51	728	401
Adjusted EBITDA (a)	$5,763	$5,497	$22,835	$22,041

Net cash flows from operating activities	$4,236	$3,212	$15,454	$14,322
Less: Purchases of property, plant and equipment	(2,399)	(2,791)	(10,877)	(11,442)
Change in accrued expenses related to capital expenditures	(273)	(63)	886	304
Free cash flow (a)	$1,564	$358	$5,463	$3,184

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended March 31,
	2025	2024	% Change
REVENUES:
Internet	$5,930	$5,826	1.8%
Video	3,580	3,908	(8.4)%
Mobile service	914	685	33.5%
Voice	356	374	(5.0)%
Residential revenue	10,780	10,793	(0.1)%
Small business*	1,086	1,088	(0.2)%
Mid-market & large business*	736	708	3.9%
Commercial revenue	1,822	1,796	1.4%
Advertising sales	340	391	(12.9)%
Other	793	699	13.4%
Total Revenues	13,735	13,679	0.4%

COSTS AND EXPENSES:
Programming	2,302	2,570	(10.4)%
Other costs of revenue	1,584	1,458	8.7%
Field and technology operations*	1,290	1,298	(0.7)%
Customer operations	786	824	(4.5)%
Marketing and residential sales*	949	881	7.7%
Other expense* (b)	1,061	1,151	(7.8)%
Total operating costs and expenses (b)	7,972	8,182	(2.6)%

Adjusted EBITDA (a)	$5,763	$5,497	4.8%

* In connection with the launch of our Spectrum Business brand, the previously reported "SMB" and "Enterprise" line items have been renamed to "Small Business" and "Mid-Market & Large Business," respectively. The new terminology did not result in any changes to previously reported revenue data. Certain expense reclassifications were also made to reflect changes in how we manage our business in connection with the launch of our Spectrum Business brand in 2025. The reclassifications did not result in any changes to total operating expenses or Adjusted EBITDA for any period presented. See the 1Q25 Trending Schedule at ir.charter.com for more information.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding. See footnotes on page 7.
Addendum to Charter Communications, Inc. First Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2025	2024
REVENUES	$13,735	$13,679

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,194	8,396
Depreciation and amortization	2,181	2,190
Other operating (income) expenses, net	123	(38)
	10,498	10,548
Income from operations	3,237	3,131

OTHER INCOME (EXPENSES):
Interest expense, net	(1,241)	(1,316)
Other expenses, net	(142)	(89)
	(1,383)	(1,405)
Income before income taxes	1,854	1,726
Income tax expense	(445)	(446)
Consolidated net income	1,409	1,280
Less: Net income attributable to noncontrolling interests	(192)	(174)
Net income attributable to Charter shareholders	$1,217	$1,106

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$8.59	$7.66
Diluted	$8.42	$7.55
Weighted average common shares outstanding, basic	141,591,396	144,510,317
Weighted average common shares outstanding, diluted	144,574,684	146,643,199

Addendum to Charter Communications, Inc. First Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2025	2024
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$796	$459
Accounts receivable, net	3,311	3,097
Prepaid expenses and other current assets	861	677
Total current assets	4,968	4,233

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	43,359	42,913
Customer relationships, net	818	975
Franchises	67,468	67,462
Goodwill	29,674	29,674
Total investment in cable properties, net	141,319	141,024

OTHER NONCURRENT ASSETS	4,667	4,763

Total assets	$150,954	$150,020

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$11,873	$11,687
Current portion of long-term debt	1,799	1,799
Total current liabilities	13,672	13,486

LONG-TERM DEBT	91,970	92,134
EQUIPMENT INSTALLMENT PLAN FINANCING FACILITY	1,194	1,072
DEFERRED INCOME TAXES	18,822	18,845
OTHER LONG-TERM LIABILITIES	4,774	4,776

SHAREHOLDERS' EQUITY:
Controlling interest	16,247	15,587
Noncontrolling interests	4,275	4,120
Total shareholders' equity	20,522	19,707

Total liabilities and shareholders' equity	$150,954	$150,020

Addendum to Charter Communications, Inc. First Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,409	$1,280
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,181	2,190
Stock compensation expense	222	214
Noncash interest, net	8	8
Deferred income taxes	(27)	21
Other, net	233	15
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(48)	(39)
Prepaid expenses and other assets	(235)	(366)
Accounts payable, accrued liabilities and other	493	(111)
Net cash flows from operating activities	4,236	3,212

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,399)	(2,791)
Change in accrued expenses related to capital expenditures	(273)	(63)
Other, net	(132)	(53)
Net cash flows from investing activities	(2,804)	(2,907)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,393	5,921
Borrowings of equipment installment plan financing facility	121	—
Repayments of long-term debt	(1,609)	(5,716)
Payments for debt issuance costs	—	(2)
Purchase of treasury stock	(802)	(516)
Proceeds from exercise of stock options	17	2
Purchase of noncontrolling interest	(20)	(95)
Distributions to noncontrolling interest	(3)	(3)
Other, net	(169)	56
Net cash flows from financing activities	(1,072)	(353)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	360	(48)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	506	709
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$866	$661

CASH PAID FOR INTEREST	$995	$1,236
CASH PAID FOR INCOME TAXES	$56	$78

As of March 31, 2025 and December 31, 2024, cash, cash equivalents and restricted cash includes $70 million and $47 million of restricted cash included in prepaid expenses and other current assets in the consolidated balance sheets, respectively.
Addendum to Charter Communications, Inc. First Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	March 31, 2025 (c)	December 31, 2024 (c)	March 31, 2024 (c)
Footprint
Estimated Passings (d)	57,167	56,861	55,687
Customer Relationships (e)
Residential	29,160	29,258	29,797
Small Business*	2,209	2,215	2,219
Total Customer Relationships	31,369	31,473	32,016

Residential	(98)	(207)	(107)
Small Business*	(6)	(8)	(3)
Total Customer Relationships Quarterly Net Additions	(104)	(215)	(110)

Total Customer Relationship Penetration of Estimated Passings (f)	54.9%	55.4%	57.5%

Monthly Residential Revenue per Residential Customer (g)	$123.06	$121.40	$120.48
Monthly Small Business Revenue per Small Business Customer* (h)	$163.68	$163.14	$163.44
Residential Customer Relationships Penetration
One Product Penetration (i)	47.6%	47.6%	47.3%
Two Product Penetration (i)	34.3%	33.9%	33.0%
Three or More Product Penetration (i)	18.1%	18.5%	19.7%

% Residential Non-Video Customer Relationships	58.3%	57.9%	56.0%
Internet
Residential	27,979	28,034	28,472
Small Business*	2,041	2,046	2,044
Total Internet Customers	30,020	30,080	30,516

Residential	(55)	(171)	(72)
Small Business*	(5)	(6)	—
Total Internet Quarterly Net Additions	(60)	(177)	(72)
Video
Residential	12,160	12,327	13,111
Small Business*	551	565	606
Total Video Customers	12,711	12,892	13,717

Residential	(167)	(110)	(392)
Small Business*	(14)	(13)	(13)
Total Video Quarterly Net Additions	(181)	(123)	(405)
Mobile Lines (j)
Residential	10,063	9,568	7,992
Small Business*	334	315	260
Total Mobile Lines	10,397	9,883	8,252

Residential	495	511	473
Small Business*	19	18	13
Total Mobile Lines Quarterly Net Additions	514	529	486
Voice
Residential	5,372	5,636	6,438
Small Business*	1,234	1,248	1,288
Total Voice Customers	6,606	6,884	7,726

Residential	(264)	(259)	(274)
Small Business*	(14)	(15)	(5)
Total Voice Quarterly Net Additions	(278)	(274)	(279)
Mid-Market & Large Business* (k)
Mid-Market & Large Business Primary Service Units ("PSUs")*	324	319	308
Mid-Market & Large Business Quarterly Net Additions*	5	4	5
* In connection with the launch of our Spectrum Business brand, the previously reported "SMB" and "Enterprise" line items have been renamed to "Small Business" and "Mid-Market & Large Business," respectively. The new terminology did not result in any changes to previously reported customer data.

See footnotes on page 7.
Addendum to Charter Communications, Inc. First Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2025	2024
Customer premise equipment (l)	$473	$635
Scalable infrastructure (m)	293	328
Upgrade/rebuild (n)	395	481
Support capital (o)	360	388
Capital expenditures, excluding line extensions	1,521	1,832

Subsidized rural construction line extensions	467	427
Other line extensions	411	532
Total line extensions (p)	878	959
Total capital expenditures	$2,399	$2,791

Capital expenditures included in total related to:
Commercial services	$273	$375
Subsidized rural construction initiative (q)	$468	$427
Mobile	$53	$59

See footnotes on page 7.

Addendum to Charter Communications, Inc. First Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(b)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(c)We calculate the aging of customer accounts based on the monthly billing cycle for each account in accordance with our collection policies. On that basis, at March 31, 2025, December 31, 2024 and March 31, 2024, customers included approximately 92,200, 102,500 and 110,000 customers, respectively, whose accounts were over 60 days past due, approximately 10,700, 12,100 and 42,600 customers, respectively, whose accounts were over 90 days past due and approximately 17,000, 13,600 and 283,100 customers, respectively, whose accounts were over 120 days past due. The decrease in accounts past due since March 31, 2024 is predominately due to revisions to customer account balances associated with the end of the Federal Communications Commission's Affordable Connectivity Program, including balance write-offs and conversion to payment plans.
(d)Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small business and mid-market & large business sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available. In the fourth quarter of 2024, we completed a review of our passings which resulted in a net reduction of approximately 1.7 million passings for all periods presented.
(e)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video, mobile and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude mid-market & large business and mobile-only customer relationships.
(f)Penetration represents residential and small business customers as a percentage of estimated passings. Penetration excludes mobile-only customers.
(g)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile-only customer relationships.
(h)Monthly small business revenue per small business customer is calculated as total small business quarterly revenue divided by three divided by average small business customer relationships during the respective quarter and excludes mobile-only customer relationships.
(i)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships, excluding mobile-only customers.
(j)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(k)Mid-market & large business PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.
(l)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(m)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(n)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative.
(o)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(p)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(q)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments, excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. First Quarter 2025 Earnings Release